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CONSENT OF KPMG LLP

The Stockholders and Board of Directors
Zebra Technologies Corporation:

        We consent to incorporation by reference in this registration statement on Form S-8 of Zebra Technologies Corporation of our report dated January 31, 2001, with respect to the consolidated balance sheets of Zebra Technologies Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Zebra Technologies Corporation.

/s/KPMG LLP

Chicago, Illinois
March 14, 2002

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CONSENT OF KPMG LLP